Exhibit 5.1

2001 ROSS AVENUE
DALLAS, TEXAS
75201-2980
TEL +1 214.953.6500
FAX +1 214.953.6503
www.bakerbotts.com
AUSTIN
DALLAS
DUBAI
HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON

May 26, 2006
Noble Corporation
Noble Drilling Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
Re:	Noble Corporation $300,000,000 Aggregate Principal Amount of 5.875% Senior Notes due 2013
Ladies and Gentlemen:
     We have acted as counsel to Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), and Noble Drilling Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of the Company (the “Guarantor”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2013 (the “Senior Notes”). The Senior Notes will be issued under an Indenture, dated as of May 26, 2006 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 26, 2006 (together with the Base Indenture, the “Indenture”), between the Company, Noble Drilling and the Trustee. The Indenture provides that the Senior Notes are to be guaranteed by Noble Drilling as to the punctual payment of the principal of, premium, if any, interest on and all other amounts due under such Senior Notes (the “Guarantee”).
     The Senior Notes are a series of the Company’s senior debt securities and, together with guarantees of Noble Drilling, are registered on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 16, 2006 (Registration No. 333-131885) and amended by the Post Effective Amendment No. 1 thereto filed with the Commission on May 22, 2006 (the “Registration Statement”).
     The opinions set forth herein relate only to the Guarantee and to certain matters regarding the Senior Notes. Maples and Calder, Cayman Islands counsel to the Company, has delivered its opinion relating to the Senior Notes. We understand that such opinion of Maples and Calder is set forth in its letter which is being filed with the Commission as an exhibit to a Current Report on Form 8-K of the Company and incorporated by reference into the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined the Registration Statement and the Indenture. We have also examined originals, or copies certified or otherwise identified, of such corporate records, agreements, documents and

Noble Corporation	2	May 26, 2006
other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to such opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor. In connection with such opinions, we have assumed that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Company and the Trustee and that the Company has the corporate power and authority to enter into the Indenture and issue and sell the Senior Notes.
     Based upon and subject to the foregoing, and on such legal considerations as we deem relevant, it is our opinion that the Guarantee has been duly authorized and executed by the Guarantor, the Senior Notes have been duly executed by the Company and, when the Senior Notes are authenticated in accordance with the provisions of the Indenture and delivered, the Senior Notes will constitute legal, valid and binding obligations of the Company and the Guarantee will constitute the legal, valid and binding obligation of the Guarantor, enforceable in each case against the Company and the Guarantor, as the case may be, in accordance with their respective terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware, the laws of the State of New York and applicable United States federal law, and we express no opinion as to matters governed by the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion of counsel as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2006, the incorporation by reference of this opinion into the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement which was filed by the Company and the Guarantor with the Commission under Rule 424(b)(5) on May 24, 2006. In giving this consent, we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.
DLE/CS/BW